CODE OF ETHICS

                      ANCORA FAMILY OF INVESTMENT COMPANIES

1.       Definitions
         -----------

         (a) "Access person" means any director, trustee, officer, general partner or advisory person of the Fund or its investment adviser.

         (b) "Advisory person" means (i) any director, officer, general partner or employee of the Fund or its investment adviser (or of any company in a control relationship to the Fund or its investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by an investment company.

         (c) "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         (d)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Investment Company Act.

         (e) "Covered security" means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

                  (1)      Direct obligations of the Government of the United
                           States;

                  (2) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                  (3) Shares issued by open-end registered investment companies.

         (f) "Family of investment companies" mean any two or more registered investment companies that share the same investment adviser or principal underwriter and hold themselves out to investors as related companies for purposes of investment and investor services.


         (g) "Fund" means each mutual fund contained with in the Ancora family of investment companies.

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         (h)      "Independent trustee" means a trustee of the Fund who is not an "interested" person" of the Fund within the meaning of
                  Section 2(a)(19) of the Investment Company Act, and who would be required to make a report under section 5 of this Code solely by reason of being a trustee of the Fund.

         (i) "Investment company personnel" means any employees, officers and directors of investment companies, investment advisers, and principal underwriters who are subject to the requirements of SEC Rule 17j-1.

         (j) "Investment personnel" of the Fund means: (i) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (k) "Portfolio manager" means the person (or one of the persons) primarily responsible for the day-to-day management of the Fund's portfolio.

         (l) "Purchase or sale of a covered security" includes, among other things, the writing of an option to purchase or sell a covered security.

2.       Standard of Conduct and Statement of General Fiduciary Principles
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         The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

        o The interests of Fund shareholders must be placed first at all times;

        o All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

        o Investment company personnel should conduct themselves with honesty, integrity, professionalism and not take inappropriate advantage of their positions;

        o Investment company personnel are expected to conduct themselves in compliance with federal and state securities laws and in compliance with firm policies and procedures;

        o Information concerning the identity of security holdings, and financial circumstances of clients is confidential;

        o The principle that independence in the investment decision-making process is paramount.


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         This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield investment company personnel from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders.

3.       Protecting Inside Information
         -----------------------------

         The Ancora Family of Funds has a policy related to the misuse of inside information. In addition, under this Code, "Investment company personnel" and "Investment personnel" are to prevent access to material non-public information about the Fund recommendations, Fund client holdings and transactions, and restrict access to this information only to those persons on a need-to-know basis.

4.       Substantive Restrictions on Personnel Investing Activities -- Blackout
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         Periods and Pre-Clearance Requirements
         --------------------------------------

        o Investment Company Purchase/Sale Blackouts - No access person shall execute a securities transaction in the underlying securities of a Fund on a day during which, to his knowledge, any investment company managing the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

        o Pre-Clearance of Mutual Fund Transactions of the Funds - "Investment company personnel" and "Investment personnel" are required to pre-clear transactions in the Funds.

        o Pre-Clearance of IPO and Private Placements - Any investment in an IPO or Private Placement must be pre-approved through the Ancora Personal Securities Transaction Pre-Clearance Process.

5.       Reporting Personal Securities Transactions, and Accounts
         --------------------------------------------------------

         (a)      Initial Holdings Reports
                  ------------------------

                  (1) Every access person shall report to the Fund, no later than 10 days after the person becomes an access person, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

                           (A) The title, number of shares (for equity securities) and principal amount (for debt securities) of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

                           (B) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and


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                           (C)      The date that the report is submitted by the
                                    access person.

                  (2) An independent trustee of the Fund need not make an initial holdings report.

         (b) Quarterly Transaction Reports.
             ------------------------------

                  (1) Except as otherwise provided below, every access person shall report to the Fund Chief Compliance Officer, no later than 30 days after the end of each calendar quarter, the following information:

                           (A) With respect to transactions in any covered security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the covered security:

                                    (i)     The date of the transaction, the
                                            title, the interest rate and
                                            maturity date (if applicable) and
                                            the number of shares (for equity
                                            securities) and the principal amount
                                            (for debt securities) of each
                                            covered security involved;

                                    (ii)    The nature of the transaction (i.e.,
                                            purchase, sale or any other type of
                                            acquisition or disposition);

                                    (iii)   The price of the covered security at
                                            which the transaction was effected;

                                    (iv)    The name of the broker, dealer or
                                            bank with or through which the
                                            transaction was effected; and

                                    (v)     The date that the report is
                                            submitted by the access person.

                           (B) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                                    (i)     The name of the broker, dealer or
                                            bank with whom the access person
                                            established the account;

                                    (ii)    The date the account was
                                            established; and

                                    (iii)   The date that the report is
                                            submitted by the access person.

                  (2) An independent trustee of the Fund need only report a transaction in a covered security in a quarterly transaction report if such trustee, at the time of the transaction knew or, in the ordinary course of fulfilling his or


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                           her official duties as a trustee of the Fund, should
                           have known that , during the 15 day period immediately before or after the date of the transaction by the trustee, such covered security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund.

                  (3) An access person need not make a quarterly transaction report under this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the access person during the applicable time period, provided that all of the information required by Section 4(b)(1) is contained in the broker trade confirmations or account statements, or in the records of the Fund.

         (c)      Annual Holdings Reports
                  -----------------------

                  (1) Except as otherwise provided below, every access person shall report to the Fund annually the following information (which must be current as of a date no more than 45 days before the report is submitted).

                           (A) The title, number of shares (for equity securities) and principal amount (for debt securities) of each covered security in which the access person had any direct or indirect beneficial ownership;

                           (B) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

                           (C) The date that the report is submitted by the access person.

                  (2) An independent trustee of the Fund need not make an annual holdings report.

         (d)      Monitoring Personal Securities Transactions
                  -------------------------------------------

                  Personal Securities Transaction Reports and Holding Reports will be reviewed on a periodic basis.

         (e)      Exception
                  ---------

                  A person need not make a report under this section with respect to transactions effected for, and covered securities held in, any account over which the person has no direct or indirect influence or control.


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         (f)      Disclaimer
                  ----------

                  Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

6.       Administration of Code of Ethics and Violations
         -----------------------------------------------

         (a)      Reporting Violations
                  --------------------

                  This Code of Ethic requires that any "Investment company personnel", "Investment personnel", and "Independent trustees" that observe a violation of this Code of Ethics promptly report violations or self report violations the Chief Compliance Officer or a member of the Board of Directors in the absence of the Chief Compliance Officer.

         (b)      General Rule
                  ------------

                  The Fund must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

         (c)      Written Report to Investment Company Board of Trustees
                  ------------------------------------------------------

                  No less frequently than annually, the Chief Compliance Officer must furnish to the board of trustees of the investment company a written report that:

                  (1) Describes any issues arising under the Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

                  (2) Certifies that the Fund has adopted procedures reasonably necessary to prevent access persons from violating the Code.

         (d)      Sanctions
                  ---------

                  Upon discovering a violation of this Code, the Fund may impose such sanctions as it deems appropriate, including, among other things: verbal warning, written warning, disgorgement of profits, a letter of censure, suspension or termination of the employment of the violator.


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                      ANCORA FAMILY OF INVESTMENT COMPANIES

                       CODE OF ETHICS ACKNOWLEDGEMENT FORM
                       -----------------------------------


     I have received a copy of the Ancora Family of Investment Companies "Code of Ethics". I understand that it is my responsibility to review this document, understand this document and abide by the provisions of this document including the provision to report violations.






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Print Name




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Signature












Acknowledgement Received by Compliance:




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Chief Compliance Officer


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